EXHIBIT 5.01

April 14, 2006

Opsware Inc.

599 N. Mathilda Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Opsware Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about April 14, 2006 under the Securities Act of 1933, as amended, in connection with the registration of an aggregate of 4,892,202 shares of the Company’s Common Stock (the “Shares”) that are subject to issuance as follows:

•                              3,261,468 Shares reserved for issuance under the Company’s Amended and Restated 2000 Incentive Stock Plan, as amended, (the “Incentive Stock Plan”), pursuant to an evergreen increase effective February 1, 2004 and

•                              1,630,734 Shares reserved for issuance under the Company’s Employee Stock Purchase Plan, as amended, (the “ESPP”), pursuant to an evergreen increase effective February 1, 2004.

The Incentive Stock Plan and the ESPP are collectively referred to herein as the “Plans.”  In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)                                  the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 14, 2001, as amended by a Certificate of Amendment filed with the Delaware Secretary of State on August 16, 2002;

(2)                                  the Company’s Amended and Restated Bylaws, as adopted on February 26, 2002;

(3)                                  the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)                                  the Prospectuses prepared in connection with the Registration Statement;

(5)                                  the minutes of a meeting of the Board of Directors of the Company (the “Board”) held on September 25, 2000 approving the adoption of the Plans; the minutes of a meeting of the Board held on February 28, 2001 approving amendments to the

Plans; actions taken by majority written consent of the stockholders on October 30, 2000 approving the adoption of the Plans; actions taken by majority written consent of the stockholders of the Company on March 1, 2001 approving amendments to the Plans; the minutes of a meeting of the stockholders of the Company held on June 24, 2003 approving amendments to the Incentive Stock Plan; the minutes of a meeting of the Compensation Committee of the Board held on February 25, 2003 approving an amendment to the ESPP; and the minutes of a meeting of the Compensation Committee of the Board held on February 24, 2004 approving resolutions that the February 1, 2004 evergreen increase in shares available under the Incentive Stock Plan shall be 3,261,468 shares and the February 1, 2004 evergreen increase in shares available under the ESPP shall be 1,630,734 shares.

(6)                                  the Plans;

(7)                                  the stock records that the Company has provided to us, consisting of certificates from the Company’s transfer agent as of March 31, 2006 and as of the date hereof, verifying the number of the Company’s issued and outstanding shares of capital stock as of those dates and a summary report of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future as of the date hereof (the “Stock Records”); and

(8)                                  a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 4,892,202 Shares that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans pursuant to the evergreen increases described in the first paragraph of this letter, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Robert A. Freedman
Robert A. Freedman, a Partner